UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

THE WET SEAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0415940
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

26972 Burbank Foothill Ranch, CA	92610
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

The Wet Seal, Inc. (the “Company”) has entered into the First Amendment (the “Rights Agreement Amendment”) to the Company’s existing Rights Agreement, dated as of August 21, 2012, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. The Rights Agreement Amendment accelerates the final expiration date of the Company’s preferred stock purchase rights (the “Rights”) from the close of business on June 30, 2013 to the close of business on September 19, 2012. Accordingly, the Rights Agreement expires on the close of business on September 19, 2012 and the Rights, which were previously distributed as of the close of business on September 4, 2012 to the holders of record of the Company’s Class A Common Stock, par value $0.10 per share, expire as of the close of business on September 19, 2012 and thereafter no person has any rights pursuant to the Rights Agreement or the Rights.

The foregoing summary of certain terms of the Rights Agreement Amendment do not purport to be complete and is subject to and is qualified in its entirety by reference to the Rights Agreement Amendment, a copy of which is attached as Exhibit 2 and incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Description

1	Rights Agreement, dated as of August 21, 2012 between The Wet Seal, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designation of Series D Junior Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 2 to the Company’s Form 8-A, filed on August 21, 2012)

2	First Amendment to the Rights Agreement, dated as of September 19, 2012, by and between The Wet Seal, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 20, 2012)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

The Wet Seal, Inc.

Date: September 20, 2012	/s/ Steven H. Benrubi
Name: Steven H. Benrubi Title: Executive Vice President and Chief Financial Officer